Exhibit 10.S

NAPCO SECURITY TECHNOLOGIES, INC. 333 Bayview Avenue, Amityville, New York, U.S.A. 11701

December 9, 2025

Joseph Pipczynski

Dear Joseph,

We are pleased to offer you the position of Chief Revenue Officer with NAPCO Security Technologies, Inc. This position reports directly to Kevin Buchel, President & COO. Your start date is scheduled for Tuesday, January 20th, 2026.

Your compensation package will include an official base salary of $325,000 per annum.

It also includes the following:

•	A bonus plan of up to 30% annually with the specifics to be provided in the near future.
•	You will receive 25,000 stock options subject to Board and Compensation committee approval.
•	NAPCO agrees to provide you with three weeks of vacation annually.

Total Projected Compensation= $325,000 + stock options + bonus plan.

As a full-time NAPCO employee you are also qualified for all other benefits as outlined in the employee handbook including 401(k), paid vacation, personal time off, paid holidays, long term disability insurance, tuition reimbursement, medical insurance, dental insurance, and life insurance. Coverage for medical and dental insurance is available 90 days from your start date. This offer is contingent upon the return of the signed confidentiality agreement, favorable completion of your background check, as well as confirmation that you are not subject to any contract, agreement, or understanding that would restrict you in any way from working for NAPCO Security Technologies, Inc. in the designated role of Chief Revenue Officer.

Please sign this document below to indicate your acceptance of this offer and email it back to me at lmollica@napcosecurity.com.

Joseph, we look forward to working with you as a member of the NAPCO team. If you have any questions, please feel free to call me at (631) 842-9400 Ext. 169.

Sincerely,

By:	/s/ Lou R Mollica 12/10/2025	By:	/s/ Joseph Pipczynski 12/10/2025
	Lou R Mollica Date		Joseph Pipcynzki Date
Director of Talent Acquisition
NAPCO Security Technologies, Inc.